UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2015

DORCHESTER MINERALS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	000-50175	81-0551518
(State or other jurisdiction of	Commission	(I.R.S. Employer
incorporation or organization	File Number	Identification No.)

3838 Oak Lawn, Suite 300, Dallas, Texas 75219

(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:  (214) 559-0300

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers, Appointment of Certain Officers.

On May 18, 2015, Dorchester Minerals, L.P. (the “Company”) appointed Bradley J. Ehrman to serve as its Chief Operating Officer, effective immediately.  Mr. Ehrman is succeeding James E. Raley who retired from his position as the Company’s Chief Operating Officer, effective May 18, 2015, a position he has held since the Company’s formation in 2001. Mr. Raley will continue to serve as a member and Vice-Chairman of the Company’s Board of Managers.

Mr. Ehrman, age 38, served as the Company’s Engineering Manager from 2004 to 2011 when he was named Vice President of Operations. Mr. Ehrman graduated with Distinction with a Bachelor of Science in Petroleum Engineering from the University of Alberta, and received his MBA from the Jones Graduate School of Management at Rice University. Mr. Ehrman will receive a base salary of $185,000 per year and will be eligible for deferred compensation and discretionary bonus awards in accordance with Company policy.

On May 18, 2015, the Company also appointed Leslie A. Moriyama to serve as its Chief Financial Officer, effective immediately. Ms. Moriyama is succeeding H.C. “Pete” Allen, Jr. who retired from his position as the Company’s Chief Financial Officer, effective May 18, 2015, a position he has held since the Company’s formation in 2001. Mr. Allen will continue to serve as a member of the Company’s Board of Managers.

Ms. Moriyama, age 37, most recently served as a Director of Capital Markets and Accounting Advisory Services at PricewaterhouseCoopers LLC from 2014 to 2015. From 2008 to 2014, she served as Manager-Financial Reporting and Director-Accounting of the Mid-Continent Business Unit of Encana Oil & Gas (USA) Inc., a North American energy producer. Ms. Moriyama graduated with Bachelor of Commerce in Accounting and Bachelor of Arts in Economics from the University of Calgary, and is a Chartered Accountant. Ms. Moriyama will receive a base salary of $150,000 per year and an annual bonus of $30,000 through 2016 and will be eligible for discretionary bonus awards in accordance with Company policy. During the period from May 18, 2015 through December 31, 2016, Ms. Moriyama will be eligible for an additional bonus in an amount estimated to be the taxable equivalent of the deferred compensation award to which she would otherwise be eligible had she been employed in accordance with Company policy. Ms. Moriyama will be eligible for deferred compensation awards in accordance with Company policy should she be continuously employed by the Company through January 1, 2017.

In connection with the appointment of Ms. Moriyama and Mr. Ehrman as Chief Financial Officer and Chief Operating Officer, respectively, each executive officer will enter into an indemnity agreement with the Company, in the form of Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 (“Indemnity Agreement), which provides indemnification for such executive officer to the fullest extent not prohibited by Delaware law against all expenses (including attorney’s fees) and settlement amounts paid or incurred by such executive officer in any action or proceeding as the Company’s executive officer. In addition, the Indemnity Agreements provide for reimbursement and advancement of expenses in certain circumstances.

The foregoing description of the terms of the Indemnity Agreement is qualified in its entirety by the Indemnity Agreement, which is filed as Exhibit 10.1 to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2004 and is incorporated herein by reference.

Item 7.01(d).  Regulation FD Disclosure.

On May 18, 2015, the Company issued a press release announcing the retirement of certain officers and the appointment of their respective successors. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, neither the information under this Item 7.01 nor the press release attached as Exhibit 99.1 shall be deemed “filed” for the purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and exhibit be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Exchange Act of 1934, each as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01(d).  Exhibits.

Exhibit Number	Description

99.1	Press Release dated May 18, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DORCHESTER MINERALS, L.P. Registrant by Dorchester Minerals Management LP its General Partner, by Dorchester Minerals Management GP LLC its General Partner

Date: May 18, 2015
	By:	/s/ William Casey McManemin
William Casey McManemin
Chief Executive Officer

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